UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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School Specialty, Inc.

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SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 28, 2015

To the Stockholders of School Specialty, Inc.:

The 2015 Annual Meeting of Stockholders of School Specialty, Inc. will be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Monday, September 28, 2015 at 10:00 a.m. Central Time for the following purposes:

(1)	To elect the five individuals nominated by the Board of Directors of School Specialty, Inc. to serve as directors until the 2016 Annual Meeting of Stockholders;

(2)	To approve an advisory resolution on the compensation of School Specialty, Inc.’s named executive officers;

(3)	To ratify the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for the transition period of April 26, 2015 to December 26, 2015; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Stockholders of record at the close of business on August 10, 2015 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or via the Internet. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

August 17, 2015

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

August 17, 2015

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we” or “our” refer to School Specialty, Inc. and its subsidiaries. Prior to April 29, 2015, our fiscal year ended on the last Saturday of April each year. In this Proxy Statement, we refer to these fiscal years by reference to the calendar year in which they ended (e.g., the fiscal year ended April 25, 2015 is referred to as “fiscal 2015”).

This Proxy Statement is furnished by the Board of Directors of School Specialty (the “Board of Directors” or “Board”) for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Stockholders to be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Monday, September 28, 2015 at 10:00 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Stockholders may obtain directions to the Annual Meeting by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for fiscal 2015, will first be sent to stockholders on or about August 20, 2015.

Stockholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or by following the instructions on the proxy card for Internet voting. If you submit a signed proxy card or vote by telephone or via the Internet, you may still attend the Annual Meeting and vote in person. Any stockholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted as follows:

•	FOR the election of the five individuals nominated by the Board to serve as directors;

•	FOR approval of the compensation of our Named Executive Officers (as defined in this Proxy Statement); and

•	FOR ratification of the appointment of the independent registered public accounting firm.

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain stockholders by telephone or other electronic means.

Only stockholders of record at the close of business on August 10, 2015 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had 1,000,004 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Delaware law and School Specialty’s Bylaws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the then-issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election or any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes occur when shares are held in “street” form through a broker or similar market intermediary rather than in the stockholder’s own name. The broker or other intermediary is authorized to vote the shares on routine matters but may not vote on the election of Directors and on non-routine matters without the beneficial stockholder’s express authorization. The vote to approve the stockholder advisory resolution concerning the compensation of our Named Executive Officers is not considered a routine matter. Therefore, your broker or other intermediary holder of your shares will not be permitted to vote your shares in the election of Directors or on such other proposal unless you provide voting instructions. Broker non-votes are counted for purposes of determining the presence of a quorum, but under Delaware law are not counted for purposes of determining the voting power present and therefore will not be counted in the vote on proposals 1 and 2.

With respect to the vote required to approve the proposals to be considered at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote in the election.

•

Approval of the advisory resolution on the compensation of the Named Executive Officers and ratification of the appointment of the independent registered public accounting firm each require the affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote on each of these proposals.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on September 28, 2015:

This Proxy Statement and the Company’s Annual Report on Form 10-K are available online at www.voteproxy.com

(Select “View Materials Online” from the Stockholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (11)
Gus D. Halas	0	*
James R. Henderson	0	*
Justin Lu	0	*
Andrew E. Schultz	0	*
Joseph M. Yorio	8,152	*
Ryan Bohr	0	*
Edward J. Carr, Jr.	0	*
Todd A. Shaw	0	*
Kevin L. Baehler	0	*
Richmond Y. Holden (1)	0	*
Patrick T. Collins (1)	0	*
All executive officers and directors as a group (9 persons)	8,152	*

Zazove Associates, LLC (2) Zazove Associates, Inc. Gene T. Pretti 1001 Tahoe Blvd. Incline Village, NV 89451	242,009	24.2%

Steel Excel Inc. (3) 1133 Westchester Avenue, Suite N222 White Plains, NY 10604 Steel Partners Holdings L.P. SPH Group LLC SPH Group Holdings LLC Steel Partners Holdings GP Inc. 590 Madison Avenue, 32nd Floor New York, NY 10022	99,002	9.9%

J. Goldman Master Fund, L.P. (4) Palm Grove House, Box 438 Road Town, Tortola British Virgin Islands J. Goldman & Co., L.P. J. Goldman Capital Management, Inc. Jay G. Goldman 510 Madison Avenue New York, NY 10022	88,698	8.9%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (11)

Wolverine Flagship Fund Trading Limited (5) Wolverine Asset Management, LLC Wolverine Holdings, L.P. Wolverine Trading Partners, Inc. Christopher L. Gust Robert R. Bellick c/o Wolverine Asset Management, LLC 175 West Jackson Blvd., Suite 340 Chicago, IL 60604	71,888	7.2%

Davis Selected Advisers, L.P. (6) Davis Appreciation & Income Fund 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	71,383	7.1%

Frigate Ventures LP (7) Admiralty Advisors LLC Bruce R. Winson 5950 Berkshire Lane, Suite 210 Dallas, Texas 75225 M5V Advisors Inc. Adam Spears Moez Kassam 111 Peter Street, Suite 904 Toronto, ON M5V 2H1	69,967	7.0%

BulwarkBay Investment Group LLC (8) Craig Carlozzi c/o BulwarkBay Investment Group LLC 15 Broad Street, 4th Floor Boston, Massachusetts 02109 Bulwark Bay Credit Opportunities Master Fund Ltd. c/o Ogier Fiduciary Services (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman KY1-9007 Cayman Islands	66,118	6.6%

Saybrook Corporate Opportunity Fund (9) SCOF II Side Pocket Fund, L.P. COF Bonds Acquisition, LLC Jonathan Rosenthal John O’Hare 11400 Olympic Blvd., Suite 1400 Los Angeles, CA 90064	63,467	6.3%

Virginia Retirement System (10) 1200 East Main Street Richmond, VA 23219	56,575	5.7%

*	Less than 1% of the outstanding Common Stock.

(1)	Mr. Holden and Mr. Collins were terminated without cause in connection with a reorganization of the executive management team of the Company on December 1, 2014.

(2)	The parties have filed Amendment No. 2 to their Schedule 13D with the SEC reporting that as of August 10, 2015, they beneficially owned and had sole voting and dispositive power over 242,009 shares of Common Stock. According to the filing, the shares of Common Stock covered by the report are held in accounts over which Zazove Associates, LLC has discretionary authority. Zazove Associates, Inc. is the managing member of Zazove Associates, LLC, and Mr. Pretti is a control person of Zazove Associates, Inc. and CEO and senior portfolio manager of Zazove Associates, LLC.

(3)	The parties have filed Amendment No. 2 to their Schedule 13D with the SEC reporting that as of July 24, 2014, the parties had shared voting and dispositive power over 99,002 shares of Common Stock. SPH Group Holdings LLC (“SPHG Holdings”) owns 51% of the outstanding shares of Common Stock of Steel Excel Inc.; Steel Partners Holdings L.P. (“Steel Holdings”) owns 99% of the membership interests of SPH Group LLC (“SPHG”); SPHG is the sole member of SPHG Holdings and the manager of SPHG Holdings; Steel Partners Holdings GP Inc. (“Steel Holdings GP”) is the general partner of Steel Holdings. Accordingly, each of SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP may be deemed to beneficially own shares of Common Stock directly owned by Steel Excel Inc.; however, each of SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP disclaims beneficial ownership of the 99,002 shares except to the extent of their pecuniary interest therein.

(4)	The parties have filed a Schedule 13D with the SEC reporting that as of June 11, 2013, the parties beneficially owned 88,698 shares of Common Stock, of which 1,828 shares (the “Managed Shares”) were held in an account managed by Old Bellows Partners LP (“Old Bellows”), an affiliate of Scoggin LLC. As of June 11, 2013, the parties had sole voting and dispositive power over 86,870 shares and shared voting and dispositive power over the Managed Shares with Old Bellows. According to the filing, J. Goldman & Co., L.P. (“JGC”) serves as a portfolio management company and investment adviser to J. Goldman Master Fund, L.P. (“Master Fund”), J. Goldman Capital Management, Inc. (“JGCM”) serves as the general partner of JGC and Jay G. Goldman serves as the President of JGC and sole director of JGCM. As a result of such relationships, each of JGC, JGCM and Mr. Goldman may be deemed to beneficially own the shares of Common Stock owned by Master Fund.

(5)	The parties have filed Amendment No. 2 to their Schedule 13G with the SEC reporting that as of December 31, 2014, Wolverine Flagship Fund Trading Limited (the “Fund”) beneficially owned 71,888 shares of Common Stock and all of the parties share voting and dispositive power over the shares. Wolverine Asset Management, LLC (“WAM”) is the investment manager of the Fund; Wolverine Holdings, L.P. (“Wolverine Holdings”) is the sole member and manager of WAM; Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings.

(6)	The parties have filed Amendment No. 2 to their Schedule 13G with the SEC reporting that as of December 31, 2014, Davis Selected Advisers, L.P. (“Davis Advisers”) had sole voting and dispositive power over 71,383 shares of Common Stock and Davis Appreciation & Income Fund had shared voting and dispositive power over 69,205 shares of Common Stock. Davis Advisers is a registered investment adviser. According to the filing, all of the securities covered by the report are owned by Davis Advisers investment advisory clients and Davis Advisers disclaims beneficial ownership of such securities.

(7)	The parties have filed Amendment No. 1 to their Schedule 13G reporting that as of February 25, 2014, the parties shared voting and dispositive power over 69,967 shares of Common Stock. Frigate Ventures LP, a Texas limited partnership (“Frigate”) and M5V Advisors Inc., an Ontario, Canada corporation (“M5V”), serve as co-investment advisors to a private fund that holds the Common Stock. As the general partner of Frigate, Admiralty Advisors LLC, a Texas limited liability company (“Admiralty”), may direct the vote and disposition of the 69,967 shares of Common Stock held by the fund. As the principal of Frigate and Admiralty, Mr. Winson may direct the vote and disposition of the 69,967 shares of Common Stock held by the fund. As directors of M5V, Mr. Kassam and Mr. Spears may each direct the vote and disposition of the 69,967 shares of Common Stock held by the fund.

(8)	The parties have filed Amendment No. 2 to their Schedule 13G with the SEC reporting that as of December 31, 2014, the BulwarkBay Investment Group LLC and Mr. Carlozzi beneficially owned and had shared voting and dispositive power over 66,118 shares of Common Stock and BulwarkBay Credit Opportunities Master Fund Ltd. beneficially owned and had shared voting and dispositive power over 65,225 shares of Common Stock.

(9)	The parties have filed a Schedule 13G with the SEC reporting that as of December 31, 2014, the parties had shared voting and dispositive power over 63,467 shares of Common Stock.

(10)	This party has filed Amendment No. 1 to its Schedule 13G with the SEC reporting that as of December 31, 2014 it beneficially owned and had sole voting and dispositive power over 56,575 shares of Common Stock.

(11)	Based on 1,000,004 shares of Common Stock outstanding as of the Record Date.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board currently consists of five members. The Board has determined that Messrs. Halas, Henderson, Lu and Schultz were considered “independent.” School Specialty is not a listed issuer whose securities are listed on a national securities exchange or on an inter-dealer quotation system which has requirements that a majority of the Board be independent. In making this determination, the Board used the definition of independence under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) without regard to the heightened independence standards for committee members. Mr. Yorio was determined not be independent and is considered an inside director. Madhu Satyanarayana, a former member of the Board who served during the first portion of fiscal 2015 until his death, was considered independent under the NASDAQ listing standards.

The term of office of each of the directors expires at the 2015 Annual Meeting. The Board proposes that Gus D. Halas, James R. Henderson, Justin Lu, Andrew E. Schultz and Joseph M. Yorio be elected as directors for a new term ending at the 2016 Annual Meeting and until their successors are duly elected and qualified. Messrs. Henderson, Lu and Yorio are standing for re-election. Mr. Halas was recommended for Board membership by a non-management director and Mr. Schultz was recommended for Board membership by a non-management director and a security holder of the Company.

Each of the nominees is serving as a director as of the date of this Proxy Statement.

Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends.

The Board of Directors unanimously recommends that stockholders vote “for” the election of each of the nominees to serve as directors set forth below.

NOMINEES FOR DIRECTOR

Name and Age of Director

Gus D. Halas Age 64

Mr. Halas has been a director of the Company since July 2015. From 2011 to 2013, Mr. Halas served as the President and Chief Executive Officer of Central Garden & Pet Company. From 2009 to 2015, Mr. Halas served as a senior advisor to White Deer Energy, a private equity firm that targets investments in oil and gas exploration and production, oilfield service and equipment manufacturing and the midstream sectors of the energy business. Mr. Halas is currently a director of Triangle Petroleum Corporation, an independent energy holding company, OptimizeRx Corporation, a technology solutions company targeting the healthcare industry, Madalena Energy Inc., a Canadian-based oil and gas company, and Hooper Holmes Canada Limited, a Canadian-based company providing risk assessment services for the Canadian life and health insurance industry. Mr. Halas holds a BS in Physics and Economics from Virginia Tech.

Mr. Halas’ expertise in distribution, track record of growing companies and building value, independent insight and industry relationships make him a valuable member of the Board of Directors.

James R. Henderson Age 57

Mr. Henderson is the Company’s Chairman of the Board and has been a director of the Company since June 2013. From August 2013 to April 2014, Mr. Henderson also served as the interim Chief Executive Officer of the Company. Mr. Henderson has been a director of Aviat Networking since January 2015. Mr. Henderson has been a Director of RELM Wireless Corporation since March 2014 and was elected Chairman in May 2015. Mr. Henderson served as Chairman of the Board and Chief Executive Officer of Point Blank Solutions, Inc., a designer and manufacturer of protective body armor, from June 2009 until October 2011, having previously served as its Chairman of the Board from August 2008 until June 2009 and as acting chief executive officer from April 2009 until June 2009. He subsequently served as Chief Executive Officer of Point Blank Enterprises, Inc., the successor to the business of Point Blank Solutions, Inc., from October 2011 to September 2012. On April 14, 2010, Point Blank and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 petitions are being jointly administered under the caption “In re Point Blank Solutions, Inc., et. al.” Case No. 10-11255, which case is ongoing. Mr. Henderson was also a Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P., a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, until April 2011. In addition, Mr. Henderson was associated with Steel Partners LLC and its affiliates from August 1999 until April 2011. Mr. Henderson was a director and chief executive of the predecessor entity of Steel Partners Holdings L.P., WebFinancial Corporation, from June 2005 to April 2008, where he was served as president and chief operating officer from November 2003 to April 2008 and as vice president of operations from September 2000 to December 2003. Mr. Henderson was also the chief executive officer of WebBank, a wholly-owned subsidiary of Steel Partners Holdings L.P., from November 2004 to May 2005. Mr. Henderson was an Executive Vice President of SP Acquisition Holdings, Inc., a company formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009. Mr. Henderson has served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly known as GenCorp) since 2008. Mr. Henderson also served as a director of DGT Holdings Corp., a manufacturer of proprietary high-voltage power conversion subsystems and components, from November 2003 until December 2011 and as a director of SL Industries, Inc., a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, from January 2002 to March 2010. Mr. Henderson served as a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008. Mr. Henderson was also a director of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, from December 1999 to September 2003 and was acting chief executive officer from July 2002 to March 2003. Mr. Henderson holds a BS in Accounting from the University of Scranton.

Mr. Henderson’s leadership experience and substantial business knowledge make him a valuable member of the Board of Directors.

Justin Lu Age 44

Mr. Lu has been a director of the Company since June 2013. Mr. Lu is a principal and assistant high yield portfolio manager at Zazove Associates (“Zazove”), an investment advisory firm focused on convertible securities. Mr. Lu has been employed by Zazove since 2002, investing primarily in high yield convertible portfolios. Prior to joining Zazove, Mr. Lu worked at Merrill Lynch from 1998 to 2001 as an associate in the leveraged finance and technology investment banking groups. Mr. Lu received his B.A. in economics and mathematics from Dartmouth College and his J.D./M.B.A. from Columbia University. Mr. Lu is a CFA charterholder.

Mr. Lu’s experience at sophisticated financial institutions with leveraged finance and other complex transactions make him a valuable member of the Board of Directors.

Andrew E. Schultz Age 60

Mr. Schultz has been a director of the Company since July 2015. Mr. Schultz has been a member of Holding Capital Group, a private equity firm focusing on middle market companies, since 1999. From 1992 to 1999, Mr. Schultz served as Vice President and General Counsel of Greenwich Hospital. Mr. Schultz currently serves on the board of directors and as chairman of M/C Communications, a provider of medical education event management solutions for healthcare professionals, Bankruptcy Management Solutions, Inc., a technology company providing an end-to-end platform for the bankruptcy industry, Legacy Cabinets, Inc., a manufacturer of semi-custom cabinets, Source Interlink Companies, Inc., a magazine publishing and logistics company, and Innovative Fixture Solutions, LLC, a producer of front-end wire fixture, point of purchase and mainline retail displays, and on the board of managers of Mori Lee, LLC, a U.S.-based designer of wedding, prom and special occasion dresses. Previously, Mr. Schultz served on the boards of directors of PSI LLC, a provider of testing and evaluation services, Niagara LaSalle Steel, an independent manufacturer or cold bar steel, MT Group, Inc., a full service testing and inspection company servicing the construction industry in the Northeast United States, and Western Flooring, LLC, a distributor of carpet and laminate flooring. Mr. Schultz holds a B.A. in Economics and Geography from Clark University and a J.D. from Fordham University School of Law.

Mr. Schultz’s expertise in distribution, track record of growing companies and building value, independent insight and industry relationships make him a valuable member of the Board of Directors.

Joseph M. Yorio Age 50	Mr. Yorio joined the Company as its President and Chief Executive Officer and a member of the Board of Directors in April 2014. Prior to joining the Company, Mr. Yorio served as President and Chief Executive Officer of NYX Global LLC, a business services and consulting company, from January 2011 to April 2014. Concurrently, he also performed the duties and responsibilities of Managing Director for Vertx (a NYX Global client), a developer, manufacturer, marketer and distributor of tactical and outdoor apparel and equipment. Prior to that, Mr. Yorio was President from March 2009 to December 2010 and Chief Executive Officer from June 2009 to December 2010 of Xe Services LLC (now known as Academi), a private aerospace and defense company. In addition, Mr. Yorio previously held a variety of executive, operations and sales positions primarily focused on distribution and logistics. He served as the Vice President, U.S. and North American Air Hub Operations with DHL Express, where he was responsible for sortation, inbound and outbound freight from the largest private airport in North America servicing the global markets. Prior to that, he was President of the Central Midwest Division of Corporate Express, where he led a self-sustaining operating division that included six distribution centers. He also served in the U.S. Army as a 75th Ranger Regiment and Special Forces officer and is a medically retired combat veteran. Mr. Yorio holds a B.A. degree in psychology from Saint Vincent College, a Master’s Certificate in executive leadership from Cornell University, S.C. Johnson Graduate School of Management, and an M.B.A in management from Florida Institute of Technology, Nathan M. Bisk College of Business.

Mr. Yorio’s extensive experience in managing complex organizations and his leadership abilities make him a valuable member of the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors held 18 meetings in fiscal 2015. Directors are expected to attend each regular and special meeting of the Board of Directors. Each director attended at least 75% of the meetings of the Board of Directors held during the period for which he had been a director in fiscal 2015. In light of its size, the Board determined to operate without committees during fiscal 2015. School Specialty does not have a policy regarding Board members’ attendance at the annual meeting of stockholders. Each director attended the Annual Meeting of Stockholders in 2014.

The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Henderson serving as Chairman of the Board and Mr. Yorio serving as President and Chief Executive Officer. The Company believes this leadership structure is appropriate at this time because it allows the Company to fully benefit from the unique leadership abilities and industry experience that each of these individuals possesses.

Director Nominations. The director nominations process is overseen by the Board. The Company does not have a standing nominating committee or committee performing similar functions. It is the view of the Board of Directors that it is appropriate for the Company not to have such a committee because the Board believes each member of the Board should participate in the consideration of director nominees, a majority of the Board is independent and the small size of the Board enables it to operate more efficiently without such a committee. In connection with the selection and nomination process, the Board will review the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the current Board members and the specific needs of School Specialty and the Board. The Board intends to seek individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty.

The Board will consider candidates nominated by stockholders of School Specialty (“Proposing Stockholder”) in accordance with the procedures set forth in School Specialty’s Bylaws. Under the Bylaws, a Proposing Stockholder’s request to nominate a person for director, together with the written consent of that person to serve as a director, must be received by the Secretary of School Specialty at its principal office (i) with respect to an election held at an annual meeting of stockholders, not less than 90 days nor more than 150 days prior to the anniversary date of the annual meeting of stockholders in the immediately preceding year, or (ii) with respect to an election held at a special meeting of stockholders for the election of directors, not later than the close of business on the eighth day following the date on which notice of such meeting is given to stockholders.

To be in proper written form, a Proposing Stockholder’s notice must set forth in writing (a) as to each person whom the Proposing Stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of School Specialty which are beneficially owned by such person, and (iv) such other information relating to such person as is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the Proposing Stockholder (i) the name and address, as they appear on School Specialty’s books, of the Proposing Stockholder, (ii) the class and number of shares of stock of School Specialty which are beneficially owned by the Proposing Stockholder, and (iii) a representation that the Proposing Stockholder is a holder of record of stock of School Specialty entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. School Specialty may require any proposed nominee to furnish such other information as may reasonably be required by School Specialty to determine the eligibility of such proposed nominee to serve as a director of School Specialty or the Proposing Stockholder to nominate the proposed nominee.

Executive Officer and Director Compensation. Executive officer and director compensation is overseen by the Board. The Company does not have a standing compensation committee or committee performing similar functions. It is the view of the Board of Directors that it is appropriate for the Company not to have such a committee because each member of the Board of Directors should participate in the consideration of compensation matters (except for Mr. Yorio to the extent decisions relate to his own compensation), a majority of the Board is independent and the small size of the Board enables it to operate more efficiently without such a committee.

The Board has authority over each aspect of executive officer and director compensation, including base salaries, incentive compensation, equity awards and directors fees. During a portion of fiscal 2015, a committee consisting of Messrs. Lu and Satyanarayana had been designated as the committee of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), which was the Administrator under the 2014 Incentive Plan for any awards granted thereunder to the extent such awards were intended to qualify as “performance-based compensation” under Section 162(m). The Chief Executive Officer participates in deliberations and decisions relating to executive officer and director compensation, but does not participate in decisions regarding his own compensation.

Subject to the limitations of the 2014 Incentive Plan as they relate to awards granted thereunder, the Board may delegate authority and assign responsibility with respect to such of its functions to such officers of the Company, or committees comprised of officers or directors, as it may deem appropriate from time to time.

During fiscal 2014, the Company engaged the services of Hay Group (“Hay”) to provide advice on executive officer and non-employee director compensation. Because the Company is not a listed issuer, the Board did not make a determination regarding Hay’s independence under the NASDAQ listing standards. Hay provided two reports to the Board. The first report was a board of director compensation study that included an analysis of the current Board of Director compensation program in relation to published survey data and a comparator group of publicly traded companies that are in direct competition with the Company and proposed short-term and long-term adjustments to this program. The second report was an executive compensation review and long-term incentive design that included a current competitive assessment of executive base salary, target total cash compensation and target total direct compensation, a proposed long-term incentive plan award strategy, an analysis of this proposed strategy on market competitiveness of the Company’s executive compensation and a proposed alternative equity grant strategy. The Board considered Hay’s reports in establishing the director cash compensation program and in allocating awards to directors, executive officers and senior management under the 2014 Incentive Plan at the end of fiscal 2014 and the beginning of fiscal 2015.

Audit Committee. The entire Board functions as the Company’s audit committee. The Board has not adopted a charter in this capacity.

Mr. Lu has been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Exchange Act.

Stockholder Communications. Stockholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Karen Riching, Assistant Secretary, W6316 Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate Board member(s).

Board Oversight of Risk. Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the Board reviews risks brought to its attention by management and our independent registered public accounting firm from time to time.

RELATED PARTY TRANSACTIONS

The Board of Directors reviews and approves all related party transactions with directors, executive officers, persons that are beneficial owners of more than 5% of the Common Stock (“5% Holders”), members of their family and persons or entities affiliated with any of them. While the Amended and Restated Certificate of Incorporation and Bylaws do not provide specific procedures as to the review of related party transactions, the Board requires management to present to the Board the details of any such transactions. Any such related party transactions would be reviewed and evaluated by the Board members based on the specific facts and circumstances of each transaction.

On January 28, 2013, School Specialty and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The cases (the “Chapter 11 Cases”) were jointly administered as Case No. 13-10125 (KJC) under the caption “In re School Specialty, Inc., et al.” The Second Amended Joint Plan of Reorganization under the Bankruptcy Code entered by the Bankruptcy Court on June 3, 2013 (the “Reorganization Plan”) became effective on June 11, 2013 (the “Effective Date”).

The transaction described below occurred in connection with the Chapter 11 Cases and was in accordance with the Reorganization Plan.

New Term Loan Credit Agreement

On June 11, 2013, the Company entered into a Term Loan Credit Agreement by and among the Company, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the lenders party thereto (the “New Term Loan Credit Agreement”).

Under the New Term Loan Credit Agreement, the lenders agreed to make a term loan to the Company in aggregate principal amount of $145 million. The table below summarizes the commitment amount under the New Term Loan Credit Agreement of each of the 5% Holders and their affiliates that were parties thereto.

Lender	Commitment Amount
Zazove Aggressive Growth Fund, L.P.	$2,700,000
Zazbond Master LLC	550,000
Zazove Convertible Securities Fund, Inc.	1,450,000
Zazove High Yield Convertible Securities Fund, L.P.	675,000
Steel Excel Inc.	10,000,000
Bulwarkbay Credit Opportunities	5,000,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis. The Board of Directors oversees the compensation of our directors and officers to help ensure that our executive compensation program meets our corporate objectives. This CD&A is a discussion and analysis of the various policies, programs and practices developed by the Board of Directors, and is intended to provide insight into the Board’s decision making process for determining the compensation of our Named Executive Officers.

The objectives of the Board regarding compensation matters include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel, but that remains cost-effective;

•	Providing short-term compensation opportunities, through our management incentive plan, that are directly linked to an objective corporate performance goal; and

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our stockholders.

The Board has designed our executive compensation program to directly link executive compensation to corporate performance and increased stockholder value. Relative to other companies, we believe that our program is relatively simple and conservative. For our most senior executive officers, the program consists primarily of three elements—base salary, an opportunity for an annual cash incentive award and stock option grants. The Board has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. In the future, the Board may decide to realign the total compensation package to place greater emphasis on annual or long-term compensation, depending on the focus of our business and the market cycle.

Since our emergence from bankruptcy in the beginning of fiscal 2014, one of the Board’s primary objectives has been to assemble a senior leadership team that could restructure our operations and drive growth and stockholder value. To assemble this team, the Board recruited individuals primarily from outside the company to fill key leadership positions, beginning with Mr. Joseph Yorio who was hired as the Company’s Chief Executive Officer at the end of fiscal 2014. Led by Mr. Yorio, the Board then recruited Mr. Todd Shaw in July 2014 who was appointed as the Company’s Executive Vice President, Operations in December 2014; Mr. Ryan Bohr, who was appointed as the Company’s Executive Vice President and Chief Financial Officer in October 2014; and Mr. Edward Carr, who was appointed as the Company’s Executive Vice President and Chief Sales Officer in January 2015. In addition, Mr. Kevin Baehler, who had served as the Company’s Interim Chief Financial Officer, was appointed as the Company’s Chief Accounting Officer in October 2014.

As a result of the need to conduct these external recruiting efforts, the base salary and stock option elements of our executive compensation program have been the result of negotiations with each of these individuals. The Board did take into account the report of Hay Group received at the end of fiscal 2014 in setting the negotiating guidelines for base salary ranges and stock option grants for each of these positions, with the objective of approximating the market median as reflected in this report for these elements of compensation for each of these positions. The benchmark data was derived from Hay Group’s Retail Executive and Management Total Remuneration Report. The Board believes that the results of these negotiations were consistent with this objective.

In fiscal 2015, the Board also adopted a management incentive plan similar to the plan adopted for fiscal 2014, with the purpose of providing a cash incentive program for the leadership of the Company. The goal of the plan was to gain 100% alignment and engagement from senior leaders around the Chief Executive Officer’s priorities of stabilizing our business, aligning our infrastructure better and lowering our costs and improving our bottom line performance. The Board concluded that the achievement of this goal would be best reflected in our operating EBITDA for fiscal 2015. The payout level for each participant, including our Named Executive

Officers, was based on the achievement of operating EBITDA on a scale of threshold, target and maximum outcomes. The target operating EBITDA reflected our budget for the fiscal year, and was intended to be reasonably attainable, taking into account our restructuring initiatives, market conditions and industry trends. The Board considered the maximum outcome to be a significant, meaningful and realistic challenge to the leadership team to increase our operating EBITDA. The threshold outcome required that we achieve results that were minimally acceptable, but more likely to be attained based on our business plans for fiscal 2015. The operating EBITDA outcomes and corresponding payouts for fiscal 2015 were as follows:

	Threshold	Target	Maximum

Operating EBITDA	$50.0 million	$52.0 million	$62.0 million

Percent of achievement relative to Target	96.2%	100%	119.2%

Payment (as a percent of base salary):

Mr. Yorio	50%	100%	200%

Mr. Bohr	30%	60%	120%

Mr. Carr	30%	60%	120%

Mr. Shaw	30%	60%	120%

Mr. Baehler	(1)	(1)	(1)

(1)	The amount of Mr. Baehler’s payment under the management incentive plan would have been calculated on a pro rata basis based on the change in his base salary and change in his annual target cash bonus opportunity to 50% from 60% of his base salary.

Our operating EBITDA for fiscal 2015 was $40.1 million. The threshold outcome for fiscal 2015 was therefore not achieved. Accordingly, we did not pay an incentive award to any of the Named Executive Officers or members of the leadership team for fiscal 2015.

Mr. Baehler received a discretionary bonus at the beginning of fiscal 2015 based on his continued service during and following our bankruptcy proceedings.

Our equity awards are granted under our 2014 Incentive Plan. Under this plan, the Board has the flexibility to choose among a number of forms of equity-based compensation awards, including stock options, stock appreciation rights, stock awards, performance share units or other incentive awards. The Board has used stock options for purposes of awarding equity to our senior executive officers because it believes this form of compensation best aligns the interests of management and stockholders. While the Board’s overriding considerations in granting equity awards to executives are to create an incentive for future performance and to create a retention incentive, the Board does take into account our share overhang (that is, the stock options outstanding, plus remaining stock options that may be granted, as a percentage of our total outstanding shares). In granting stock options, the Board has taken a consistent approach of using an exercise price of $130.00 per share (which has always been higher than the fair market value of our common stock on the date of grant). This amount is based on the enterprise value of our company established pursuant to the Reorganization Plan. The Board believes this price has been appropriate to use because the grantees will only realize value to the extent our stockholders, many of whom have been our stockholders since we emerged from bankruptcy, have an opportunity to realize value above this amount. The Board recognizes, however, that to date, these options have provided no value to the recipients even though we are required to assign significant value to these grants in our summary compensation table. Consequently, the effectiveness of these options as an incentive for future performance and as a retention incentive may be diminished. The Board may take this into consideration in determining compensation elements and amounts in future periods.

We provide certain of our Named Executive Officers with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include commuting expense reimbursement, which for Mr. Yorio is capped at $75,000 and for Mr. Bohr is capped at $22,000 per year. We believe these perquisites are reasonable based on the relatively small expense in relation to both executive pay and our total benefit expenditures.

We have entered into employment agreements with Messrs. Yorio, Bohr and Carr. The Board believes that employment agreements were necessary to attract these executives to our company and are important to both these executives and to us in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while we benefit from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. Details of the terms of the specific employment agreements are discussed elsewhere in this proxy statement.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and three most highly compensated executive officers in service as of the end of any fiscal year (other than the Chief Executive Officer and Chief Financial Officer). However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Board does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m).

Summary Compensation Information. The following table sets forth the compensation earned by our Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)
Joseph M. Yorio	2015	600,000	—	—	1,797,027	—	20,805	2,417,832
President and Chief	2014	6,923	—	—	—	—	—	6,923
Executive Officer (4)

Ryan Bohr	2015	165,000	—	—	633,305	—	—	798,305
Executive Vice President and
Chief Financial Officer (5)

Edward J. Carr, Jr.	2015	87,500	—	—	354,055	—	—	441,555
Executive Vice President and
Chief Sales Officer (6)

Todd A. Shaw	2015	188,942	—	—	304,480	—	—	493,422
Executive Vice President,
Operations (7)

Kevin L. Baehler	2015	290,385	50,500	—	277,267	—	—	618,152
Senior Vice President and	2014	226,346	—	—	—	125,125	—	351,471
Chief Accounting Officer (8)

Richmond Y. Holden	2015	229,761	—	—	300,719	—	173,983	704,463
Executive Vice President,	2014	343,269	—	—	—	183,750	—	527,019
Curriculum Group (9)

Patrick T. Collins	2015	236,326	—	—	451,161	—	149,486	836,973
Executive Vice President –	2014	328,846	—	—	—	189,000	—	517,846
Supplies Business (9)	2013	183,462	—	77,000	131,408	—	—	391,870

(1)	Base salary amounts reflect a one-week furlough in fiscal 2014 for the Named Executive Officers who were employed by the Company during that fiscal year.

(2)	These amounts reflect the grant date fair value of the option awards granted during fiscal 2015, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the option awards are included under the caption “Share-Based Compensation Expense” in Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal 2015.

(3)	Consists of relocation benefits for Mr. Yorio, $28,396 of accrued paid time off and $145,587 of severance paid to Mr. Holden and $1,576 of accrued paid time off and $148,320 of severance paid to Mr. Collins.

(4)	Mr. Yorio was appointed President and Chief Executive Officer effective April 23, 2014.

(5)	Mr. Bohr joined the Company as its Executive Vice President and Chief Financial Officer effective as of October 27, 2014.

(6)	Mr. Carr joined the Company as its Executive Vice President and Chief Sales Officer effective as of January 19, 2015.

(7)	Mr. Shaw joined the Company in July 2014 and was appointed Executive Vice President. Operations effective December 1, 2014.

(8)	Mr. Baehler served as the Company’s Interim Chief Financial Officer until October 27, 2014.

(9)	Mr. Holden and Mr. Collins were terminated without cause in connection with a reorganization of the executive management team of the Company effective December 1, 2014.

Agreements with Named Executive Officers

During fiscal 2015, the Company was party to employment related agreements with each of Messrs. Yorio, Bohr, Carr, Holden and Collins. Material terms of these arrangements are described below.

Yorio Agreement. The Company entered into an employment agreement with Mr. Yorio on April 23, 2014, which provides that Mr. Yorio will serve as President and Chief Executive Officer of the Company until April 30, 2016, which period shall be automatically extended until April 28, 2018 unless either party gives the other party notice of termination no later than January 1, 2016. The terms of Mr. Yorio’s employment under Mr. Yorio’s employment agreement include:

•	An annual base salary of $600,000, which is subject to review annually and may be increased at any time and from time to time by the Board or the compensation committee of the Board;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Yorio will commence participation in the bonus plan for fiscal year 2015, and his annual target cash bonus opportunity shall be equal to 100% of his base salary, subject to annual review by the Board or compensation committee;

•

Rights and obligations of the Company and Mr. Yorio upon a voluntary or involuntary termination of Mr. Yorio’s employment, as specified in the employment agreement, including any termination following a Change in Control of the Company (as defined in Mr. Yorio’s employment agreement); and

•	Obligations of Mr. Yorio to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Bohr Agreement. The Company entered into an employment agreement with Mr. Bohr on October 27, 2014, which provides that Mr. Bohr will serve as Executive Vice President and Chief Financial Officer of the Company. The terms of Mr. Bohr’s employment under the employment agreement include:

•	An annual base salary of $330,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Bohr will commence participation in the bonus plan for fiscal year 2015, and his annual target cash bonus opportunity shall be equal to 60% of his base salary, prorated for partial years of service, subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Bohr upon a voluntary or involuntary termination of Mr. Bohr’s employment, as specified in the employment agreement; and

•	Obligations of Mr. Bohr to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Carr Agreement. The Company entered into an employment agreement with Mr. Carr on January 19, 2015, which provides that Mr. Carr will serve as Executive Vice President and Chief Sales Officer of the Company. The terms of Mr. Carr’s employment under the employment agreement include:

•	An annual base salary of $325,000;

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Bohr will commence participation in the bonus plan for fiscal year 2015, and his annual target cash bonus opportunity shall be equal to 60% of his base salary, prorated for partial years of service, subject to annual review by the Board or compensation committee;

•	Rights and obligations of the Company and Mr. Carr upon a voluntary or involuntary termination of Mr. Carr’s employment, as specified in the employment agreement; and

•	Obligations of Mr. Carr to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Holden Agreement. The Company entered into an employment agreement with Mr. Holden on March 15, 2010. The agreement had an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provided for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors) and participation in an incentive bonus plan and an equity-based performance incentive plan. The agreement contained confidentiality and non-compete provisions during employment and for 18 months after termination of employment. In the event Mr. Holden’s employment was terminated without cause, he was entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Holden had no additional rights if his employment had been terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

As previously disclosed, on December 1, 2014, Mr. Holden was terminated without cause in connection with a reorganization of the executive management team of the Company.

In connection with the foregoing, Mr. Holden and the Company entered into a severance agreement on December 19, 2014 which provided for severance benefits consistent with those described above, including, among other things, a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. In addition, Mr. Holden had the right to participate for six months in the Company’s group health insurance plan at his own expense in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Collins Agreements. Pursuant to his offer letter dated August 16, 2012, Mr. Collins was entitled to receive a base salary of $300,000 and was eligible for participation in the Company’s annual bonus plan program with a targeted payout of 40% of base salary and a potential payout of up to 60% of base salary. Mr. Collins also received certain equity grants, which were terminated in connection with the Reorganization Plan. Mr. Collins accrued four weeks of paid time off annually and received all benefits that the Company customarily provided to similarly situated employees. The agreement also contained confidentiality and non-compete provisions during employment and for 24 and 18 months after termination of employment, respectively. If his employment was terminated for reasons other than cause, Mr. Collins was eligible to receive one year of severance based on his salary at the date of termination, contingent on his agreement to customary covenants and conditions.

Under the letter dated September 18, 2013 provided to Mr. Collins in connection with the Company’s offer regarding his new role as Executive Vice President–Supplies Business, Mr. Collins’ base salary was increased to $360,000 per year effective as of September 23, 2013 and his target payout under Management Incentive Program was increased to 50% of his base salary. On May 22, 2014, the Board approved an increase in the annual target cash bonus opportunity under the Company’s Management Incentive Plan for fiscal 2015 for Mr. Collins from 50% of base salary to 60% of base salary.

As previously disclosed, on December 1, 2014, Mr. Collins was terminated without cause in connection with a reorganization of the executive management team of the Company.

In connection with the foregoing, Mr. Collins and the Company entered into a severance agreement on December 1, 2014 which provided for severance benefits consistent with those described above, including, among other things, a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. In addition, Mr. Collins had the right to participate for six months in the Company’s group health insurance plan at his own expense in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Grants of Plan-Based Awards – Fiscal 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. Yorio	4/24/14	—	—	—	—	—	—	—	32,608	130.00	$1,797,027
	5/22/14	300,000	600,000	1,200,000	—	—	—	—	—	—	—

Ryan M. Bohr	10/27/14	—	—	—	—	—	—	—	11,500	130.00	$633,305
	10/27/14	52,500	105,000	210,000	—	—	—	—	—	—	—

Kevin L. Baehler	5/22/14	—	—	—	—	—	—	—	2,717	130.00	$150,332
	9/25/14	—	—	—	—	—	—	—	2,283	$130.00	$126,935
	5/22/14	62,500	125,000	250,000	—	—	—	—	—	—	—

Edward J. Carr	1/19/15	—	—	—	—	—	—	—	6,500	130.00	$354,055
	1/19/15	24,375	48,750	97,500	—	—	—	—	—	—	—

Todd A. Shaw	9/25/14	—	—	—	—	—	—	—	1,500	130.00	$83,400
	12/18/14	—	—	—	—	—	—	—	4,000	130.00	$221,080
	7/25/14	51,563	103,125	206,250	—	—	—	—	—	—	—

Richmond Y. Holden (1)	5/22/14	—	—	—	—	—	—	—	5,435	130.00	$300,719
	5/12/14	51,042	102,083	204,167	—	—	—	—	—	—	—

Patrick T. Collins (1)	5/22/14	—	—	—	—	—	—	—	8,154	130.00	$451,161
	5/22/14	65,625	131,250	262,500	—	—	—	—	—	—	—

(1)	Mr. Holden and Mr. Collins were terminated without cause in connection with a reorganization of the executive management team of the Company effective December 1, 2014. Their option awards were not vested and were canceled.

Annual Incentive Compensation

The Board of Directors approved a Management Incentive Plan for fiscal 2015 (the “Plan”), which provided an annual cash incentive to participants based on operating EBITDA for fiscal 2015. Each of the Company’s executive officers was a participant in the Plan. Potential payouts under the Plan were equal to a percentage of each participant’s base salary based on achievement of threshold, target and maximum operating EBITDA outcomes established by the Board of Directors. Our operating EBITDA for fiscal 2015 was $40.1 million. The threshold outcome for fiscal 2015 was therefore not achieved. Accordingly, we did not pay an incentive award to any of the Named Executive Officers or members of the leadership team for fiscal 2015.

Outstanding Equity Awards

Outstanding Equity Awards. The following table provides information regarding options held at fiscal year-end by the Named Executive Officers:

Outstanding Equity Awards at April 25, 2015

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Joseph M. Yorio	8,152	24,456	(1)	130.00	4/24/2024

Ryan Bohr	—	11,500	(2)	130.00	10/27/2024

Edward J. Carr, Jr.	—	6,500	(3)	130.00	1/19/2025

Todd A. Shaw	—	4,000	(4)	130.00	12/18/2024
	—	1,500	(5)	130.00	9/25/2024

Kevin L. Baehler	—	2,717	(6)	130.00	5/22/2024
		2,283	(5)	130.00	9/25/2024

Richmond Y. Holden	—	—		—	—

Patrick T. Collins	—	—		—	—

(1)	This option vests in four equal installments on April 24, 2015, April 24, 2016, April 24, 2017 and April 24, 2018.

(2)	This option vests as to one-half of the shares subject to the option on October 27, 2016 and as to one-fourth of the shares subject to the option on each of October 27, 2017 and October 27, 2018.

(3)	This option vests as to one-half of the shares subject to the option on January 19, 2017 and as to one-fourth of the shares subject to the option on each of January 19, 2018 and January 19, 2019.

(4)	This option vests as to one-half of the shares subject to the option on December 18, 2016 and as to one-fourth of the shares subject to the option on each of December 18, 2017 and December 18, 2018.

(5)	This option vests as to one-half of the shares subject to the option on September 25, 2016 and as to one-fourth of the shares subject to the option on each of September 25, 2017 and September 25, 2018.

(6)	This option vests as to one-half of the shares subject to the option on May 22, 2016 and as to one-fourth of the shares subject to the option on each of May 22, 2017 and May 22, 2018.

Option Exercises. There were no options to acquire Common Stock exercised during fiscal 2015 by the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination with or without Cause or for Good Reason

Under the employment agreements in effect for Messrs. Yorio, Bohr and Carr, upon termination of his employment without cause or for good reason (as defined in his employment agreement), the executive shall have the right to receive (i) payment of any unpaid base salary, (ii) payment of any accrued but unpaid time-off, consistent with the Company’s policy related to carryovers of unused time, (iii) payment of all vested benefits under any benefit plans in accordance with the terms of such plans, (iv) reimbursement of expenses (we refer to (i)-(iv) as the “Accrued Obligations”), and (v) severance payments consisting of 12 months of base salary continuation (contingent upon the execution and delivery of a release of all employment-related claims, and expiration of the statutory rescission period for such release), a pro-rated annual incentive bonus payment for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by the executive to obtain COBRA continuation health coverage. Had Mr. Yorio, Mr. Bohr or Mr. Carr been terminated without cause on the last business day of fiscal 2015, they would have been entitled to a severance payment of $600,000, $330,000 and $325,000, respectively, paid in accordance with the schedule above, in addition to the Accrued Obligations. Upon termination for cause, each of the executives is entitled to receive the Accrued Obligations.

Potential Payments upon Retirement, Death or Disability

Under the employment agreement in effect for Messrs. Yorio, Bohr and Carr, upon termination of his employment by death or disability (as defined in his employment agreement), the executive shall have the right to receive the Accrued Obligations, and provided that the executive or a representative of his estate executes and delivers an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum. The executives are not eligible for any additional benefits upon retirement. Had the executive’s employment been terminated for any of these reasons without cause on the last business day of fiscal 2015, he would not have been entitled to any payments other than the Accrued Obligations.

Potential Payments upon Termination by the Executive, Expiration or Non-Renewal

Under the employment agreement in effect for Messrs. Yorio, Bohr and Carr, upon termination of his employment by him or due to expiration or non-renewal of his employment agreement, he shall have the right to receive the Accrued Obligations.

Potential Payments upon a Change in Control

Our agreements with Messrs. Yorio, Bohr and Carr do not provide for any rights upon a change in control. Pursuant to our stock option agreement with Mr. Yorio, any unvested portion of his stock option will vest upon termination of his employment without cause by the Company or by Mr. Yorio for good reason within 18 months after a change in control. Pursuant to our stock option agreements with Messrs. Bohr, Carr, Shaw and Baehler, any unvested portion of their stock options will vest upon a change in control. Had a change of control occurred on the last business day of fiscal 2015 at the closing price of our common stock on that date, and in the case of Mr. Yorio his employment had been terminated without cause or for good reason, the Named Executive Officers would not have realized any value for their options.

NON-EMPLOYEE DIRECTOR COMPENSATION

In fiscal 2015 non-employee directors were paid an annual cash retainer equal to $175,000, to be paid in four equal quarterly installments.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
James R. Henderson (1)	225,000	304,315	529,315
Justin Lu (1)(2)	175,000	304,315	479,315
Madhu Satyanarayana (1)(2)	102,083	304,315	406,398

(1)	On May 28, 2014, each of the non-employee directors received 5,500 SARs with a grant value (as defined in the 2014 Plan) of $130.00 and an expiration date of May 28, 2024. The SARs will be settled in cash and the grant value was in excess of the fair market value of our Common Stock on the date of grant. These amounts reflect the grant date fair value of these SARs, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing these SARs are consistent with the assumptions made in valuing option awards included under the caption “Share-Based Compensation Expense” in Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal 2015.

(2)	In accordance with their employers’ policies, the retainers payable to Messrs. Lu and Satyanarayana were paid directly to their employers.

COMPENSATION COMMITTEE REPORT

The Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Board of Directors has determined that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year end April 25, 2015.

The Board of Directors:

James R. Henderson, Chairman

Gus D. Halas

Justin Lu

Andrew E. Schultz

Joseph M. Yorio

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of April 25, 2015 regarding shares of our Common Stock outstanding and available for issuance under our 2014 Incentive Plan (the “Plan”). Under the Plan, we may grant stock options and other awards from time to time to directors, employees, and consultants of the Company and its subsidiaries.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	72,608	$130.00	77,392
Equity compensation plans not approved by security holders	—	—	—

(1)	Subject to adjustments required under the Plan, the aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the exercise of options, including ISOs and NSOs, the payment of incentive bonuses, the grant of restricted stock, and pursuant to the settlement of RSUs, is 150,000 shares of Common Stock. No individual will be eligible to receive during any calendar year (a) options for more than an aggregate of 50,000 shares or (b) more than 25,000 shares of restricted stock and RSUs in the aggregate that are subject to vesting based on qualifying performance criteria. Additionally, School Specialty will issue no more than 150,000 shares subject to ISOs under the Plan. It is the Board’s intent that grants of awards under the Plan to individuals serving as officers of the Company as of April 24, 2014 will not exceed 86,957 shares through fiscal 2018, including the stock option grants awarded to Mr. Yorio described above. This amount is equal to 8% of the Company’s outstanding Common Stock plus 86,957 shares, and is consistent with the maximum amount of Common Stock that was anticipated to be reserved for potential awards under a management incentive plan as provided in the Reorganization Plan.

PROPOSAL TWO: ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, and the applicable SEC rules require the Company to provide its stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Section 14A of the Exchange Act requires that, at least once every six years, the company submit for an advisory stockholder vote a proposal on the frequency of the stockholder vote on executive compensation. A proposal on the frequency of the stockholder vote on executive compensation was last submitted to stockholders at the 2011 Annual Meeting of Stockholders, at which time an annual frequency was approved. Subsequently, the Board of Directors of the Company determined to hold an advisory vote on executive compensation annually.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, meaning that the results are not binding on the Company or the Board of Directors. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, the Company asks that stockholders approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to School Specialty’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”

The Board of Directors unanimously recommends a vote FOR approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon recommendation of the Board of Directors, and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the transition period ending December 26, 2015. Deloitte audited the financial statements of School Specialty for the fiscal year ended April 25, 2015. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from stockholders.

If stockholders do not ratify the appointment of Deloitte, the selection of our independent registered public accounting firm will be reconsidered by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the transition period ending December 26, 2015.

AUDIT COMMITTEE REPORT

The Company does not have a standing audit committee; instead, the entire Board of Directors acts as the audit committee. The Company does not have a written audit committee charter. The Board of Directors oversees all accounting and financial reporting processes and the audit of our financial statements. The Board is responsible for overseeing the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

Independent Registered Public Accounting Firm Independence and Fiscal 2015 Audit. In discharging its duties, the Board obtained from Deloitte, our independent registered public accounting firm for the fiscal 2015 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Board discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The Board also independently discussed with management and Deloitte the quality and adequacy of School Specialty’s internal controls, and reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The Board discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in AU Section 380, “The Auditor’s Communication with Those Charged With Governance” and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2015 audit of the financial statements.

Fiscal 2015 Financial Statements. The Board separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended April 25, 2015 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the Board approved the inclusion of our audited financial statements and MD&A in our annual report on Form 10-K for the fiscal year ended April 25, 2015 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years 2015 and 2014, and fees billed by Deloitte & Touche for other services rendered during the same periods:

Type of Fees	Fiscal 2015	Fiscal 2014
Audit Fees	$675,000	$575,000
Audit-Related Fees	25,000	111,000
Tax Fees	125,931	438,975
All Other Fees	—	—

Total	$825,931	$1,124,975

In the above table, “audit fees” are fees the Company paid Deloitte for professional services for the audit of the Company’s consolidated financial statements included in its annual report on Form 10-K and the review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Audit-related services for fiscal 2014 included services related to the Company’s registration statement on Form S-1. “Tax fees” are fees for tax compliance, tax advice and tax planning. Tax-related services for fiscal 2015 and fiscal 2014 included tax return preparation and consulting.

The Board pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte.

In performing all of the functions described above, the Board acts only in an oversight capacity. In its oversight role, the Board relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Board of Directors:

James R. Henderson, Chairman

Gus D. Halas

Justin Lu

Andrew E. Schultz

Joseph M. Yorio

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

In connection with the change in our fiscal year from the last Saturday in April to the last Saturday in December, we anticipate changing the date of our 2016 Annual Meeting of Stockholders more than 30 days from the anniversary of the 2015 Annual Meeting of Stockholders. We plan to include in our quarterly report on Form 10-Q for the quarter ending October 24, 2015 the deadlines by which nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2016 Annual Meeting of Stockholders, and any other stockholder proposed business to be brought before the 2016 Annual Meeting of Stockholders in accordance with our Bylaws, as well as stockholder proposals to be considered for inclusion in the proxy statement solicited by the Board of Directors for consideration at the 2016 Annual Meeting of Stockholders, must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942. Proposals should be directed to Ms. Karen A. Riching, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

Stockholders may obtain a free copy of our Annual Report on Form 10-K for fiscal 2015 by sending a request in writing to Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

		☐		■

	SCHOOL SPECIALTY, INC.

	This Proxy is Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders September 28, 2015

The undersigned, a stockholder of School Specialty, Inc. (the “Company”) hereby appoints Joseph F. Franzoi IV and Kevin Baehler as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned on August 10, 2015, at the 2015 Annual Meeting of Stockholders of the Company to be held on September 28, 2015 at 10:00 a.m. and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

	(Continued and to be signed on the reverse side.)

■	1.1		14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

SCHOOL SPECIALTY, INC.

September 28, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials The School Specialty, Inc. Annual Report to Stockholders, including the Proxy Statement for 2015, is/are available www.proxyvote.com
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00033333033000001000 6	092815

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The Board of Directors recommends you vote FOR the following:
	James R. Henderson	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Gus D. Halas	☐	☐	☐
	Justin Lu	☐	☐	☐
	Andrew E. Schultz	☐	☐	☐
	Joseph M. Yorio	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
		FOR	AGAINST	ABSTAIN
	2. Advisory approval of the Company’s named executive officer compensation.	☐	☐	☐
	3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the transition period of April 26, 2015 to December 26, 2015	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2015 Annual Meeting and at any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors named in proposal 1, and FOR proposals 2 and 3. Proposals 1, 2 and 3 are being proposed by School Specialty, Inc. If any other matters properly come before the meeting, the person named in this proxy will vote in his discretion.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.

■

ANNUAL MEETING OF STOCKHOLDERS OF

SCHOOL SPECIALTY, INC.

September 28, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The School Specialty, Inc. Annual Report to Stockholders, including the Proxy Statement for 2015,

is/are available at www.proxyvote.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

¢ 00033333033000001000 6	092815

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR  VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The Board of Directors recommends you vote FOR the following:
	James R. Henderson	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Gus D. Halas	☐	☐	☐
	Justin Lu	☐	☐	☐
	Andrew E. Schultz	☐	☐	☐
	Joseph M. Yorio	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
		FOR	AGAINST	ABSTAIN
	2. Advisory approval of the Company’s named executive officer compensation.	☐	☐	☐

	3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the transition period of April 26, 2015 to December 26, 2015	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2015 Annual Meeting and at any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors named in proposal 1, and FOR proposals 2 and 3. Proposals 1, 2 and 3 are being proposed by School Specialty, Inc. If any other matters properly come before the meeting, the person named in this proxy will vote in his discretion.

	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.

¢